UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2025

Wyndham Hotels & Resorts, Inc.
(Exact name of registrant as specified in charter)
Delaware	001-38432	82-3356232
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
22 Sylvan Way
Parsippany, New Jersey	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 753-6000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2025, Michele Allen, Chief Financial Officer and Head of Strategy of Wyndham Hotels & Resorts, Inc. (the “Company”), notified the Company of her decision to depart from the Company, effective November 4, 2025, to pursue a new career opportunity outside the hotel industry. Ms. Allen will serve in an advisory role at the Company through December 31, 2025 (the “Separation Date”) to support a smooth transition.

Kurt Albert will assume the role of Interim Chief Financial Officer, effective November 4, 2025. Mr. Albert, age 38, has worked for the Company for over 15 years including serving as the Company’s Treasurer and Head of Financial Partnerships & Planning since May 2024. From February 2023 to May 2024, Mr. Albert served as the Company’s Senior Vice President & Treasurer and from June 2020 to February 2023 as the Company’s Senior Vice President, Financial Planning & Analysis. Mr. Albert received his Bachelor of Science from Rutgers University and his Master of Business Administration from Arizona State University.

In connection with Mr. Albert’s appointment, the Company and Mr. Albert executed an employment letter effective  November 4, 2025 providing, during his tenure as Interim Chief Financial Officer, for (i) a base salary of $500,000; (ii) an annual incentive award with a target amount equal to 75% of his base salary, with his annual incentive award for fiscal year 2025 prorated to reflect his target amount in effect prior to his appointment and his new target amount effective November 4, 2025 (subject to certain terms and conditions, including the terms and conditions of the Company’s annual incentive plan and the Company’s attainment of performance goals, criteria or targets established by the Compensation Committee (the “Committee”) of the Board of Directors of the Company);  (iii) grants of long-term incentive awards on terms as determined by the Committee and subject to the Company’s Amended and Restated 2018 Equity and Incentive Plan (and any amended or successor plan thereto) (the "Equity and Incentive Plan") and the applicable award agreement; (iv) employee benefits generally offered to eligible full-time employees; and (v) perquisites generally offered to similarly situated executives.  Mr. Albert’s employment letter provides that if his employment is terminated by the Company other than for cause, (i) he will receive severance pay equal to eighteen months of his then base salary plus eighteen months of the then bonus target and (ii) any outstanding restricted stock units which would have vested within one year following the termination date will become vested as of the termination date and all outstanding performance-based long-term incentive awards (“PSUs”)  that have a performance period that ends within one year of the termination date will remain outstanding and eligible to vest based on whether the performance goals applicable to such PSUs are actually achieved.

In connection with Mr. Albert’s new role, the Committee granted him a one-time retention award (the “Award”) under the Equity and Incentive Plan. The Award was granted in the form of time-based Restricted Stock Units covering 3,367 shares of the Company’s common stock. The Award is scheduled to cliff vest on November 3, 2026, and is otherwise subject to the terms and conditions set forth in the award agreement.

In connection with Ms. Allen’s departure from the Company, the Company has entered into a Separation, Release and Advisory Services Agreement with Ms. Allen. In exchange for Ms. Allen’s execution and non-revocation of such agreement, performance of advisory services and other obligations thereunder, and a release of claims, (i) the Company will provide cash compensation in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) to be paid at $7,500 per week during the transition period with the remainder paid after execution and non-revocation of a release of claims following the Separation Date, and (ii) any long-term incentive awards which otherwise would have time-vested on or prior to March 10, 2026 had she remained actively employed with the Company will vest after execution and non-revocation of a release of claims following the Separation Date; provided that the PSUs will vest based on actual performance for the applicable performance period. All other unvested equity awards shall be forfeited, and any vested stock options shall expire per normal terms on the earlier of one year after Ms. Allen’s last date of employment post-termination or the original expiration date.

There are no transactions between Mr. Albert and the Company that would be reportable under Item 404(a) of Regulation S-K and there is no arrangement or understanding with any person pursuant to which Mr. Albert was selected as an executive officer.

Item 7.01.	Regulation FD

On November 4, 2025, the Company issued a press release announcing the departure of Ms. Allen and Mr. Albert’s assumption of the role of Interim Chief Financial Officer, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of Wyndham Hotels & Resorts, Inc., dated November 4, 2025, reporting the departure of Michele Allen and appointment of Mr. Albert as Interim Chief Financial Officer.
Exhibit 104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNDHAM HOTELS & RESORTS, INC.

Date: November 4, 2025	By:	/s/ Paul F. Cash
Paul F. Cash General Counsel & Corporate Secretary